EXHIBIT 4.2
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED
SECURED TERM LOAN AGREEMENT
     This FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT (the “Amendment”) is made as of this 20th day of October, 2010 (the “Effective Date”), by and among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (“DDR”), DDR PR Ventures, LLC, S.E., a Delaware limited liability company (“DDR PR”; DDR and DDR PR together with any Qualified Borrower that issues a Qualified Borrower Note in accordance with the terms of the Loan Agreement (as hereinafter defined), collectively, the “Borrower”), KeyBank National Association, and the other several banks, financial institutions and other entities from time to time parties to the Loan Agreement described below, including, one or more new or existing “Lenders” shown on the signature pages hereof (the “Lenders”), and KeyBank National Association, not individually, but as “Administrative Agent”, Bank of America, N.A., not individually, but as “Syndication Agent”, and Eurohypo AG, New York Branch, ING Real Estate Finance (USA) LLC and Scotiabanc Inc., not individually, but as “Documentation Agents”.
R E C I T A L S
     A. Borrower, Administrative Agent, Syndication Agent, Documentation Agents and certain Lenders entered into that certain First Amended and Restated Secured Term Loan Agreement dated as of June 29, 2006, as modified and amended by that certain First Amendment to First Amended and Restated Secured Term Loan Agreement dated as of February 20, 2007, as further modified and amended by that certain Second Amendment to First Amended and Restated Secured Term Loan Agreement dated as of March 30, 2007, and as further modified and amended by that certain Third Amendment to First Amended and Restated Secured Term Loan Agreement dated as of December 10, 2007 (as modified and amended, the “Loan Agreement”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
     B. The Borrower, the Administrative Agent and the Lenders desire to amend the Loan Agreement in order to, among other things (i) increase the Capitalization Rate (as hereinafter defined) from 7.5% to 8.0%; and (ii) amend the provisions of the financial covenants and certain other provisions of the Loan Agreement.
     C. Borrower has requested changes to certain terms in the Loan Agreement as set forth herein and the Lenders have agreed to such changes.
     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENTS
     1. The foregoing Recitals to this Amendment are incorporated into and made part of this Amendment.
     2. The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated to read as follows:
     “Acceptable Jurisdiction” means a place (in addition to the United States, Canada and Puerto Rico) where Unencumbered Assets can be located, which shall be subject to the approval of the Administrative Agent, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.
     “Acquisition Asset” means an asset which has not been owned for at least a period of twelve (12) months.
     “Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at Borrower’s option, assets that (A) previously had been Assets Under Development and (B) have been placed in service for less than six months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, for up to six months from the time such asset is no longer treated as an asset under development under GAAP, at either (i) 100% of then-current book value, as determined in accordance with GAAP, (a) for each Asset Under Development owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate; or (ii) 100% of the value of such Asset Under Development determined by dividing (x) six months of income from signed leases, multiplied by two, by (y) the Capitalization Rate (I) for each Asset Under Development owned by members of the Consolidated Group and (II) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to 70% of the revenues payable by the tenant. Once an election of (ii) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.
     “Consolidated Capitalization Value” means, as of any date, an amount equal to the sum of (i) Net Operating Income from Stabilized Projects for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (ii) the Consolidated Group Pro Rata Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (iii) the amount of Consolidated Cash Flow attributable to Management Fees received by the Consolidated Group for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results, divided by the Capitalization Rate, provided that the amount added to Consolidated Capitalization Value pursuant to this clause (iii) shall not exceed 15% of the total Consolidated Capitalization Value through the quarter ending June 30, 2012 and 12.5% of the total Consolidated Capitalization Value thereafter, plus (iv) Acquisition Assets valued at the higher of their acquisition cost or capitalization value, such value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results (even if the Borrower or its Subsidiary or Investment Affiliate did not own such Acquisition Asset for the entire four (4) quarter period) by (y) the Capitalization Rate, provided that once an Acquisition Asset is valued by capitalizing Net Operating Income, that Acquisition Asset can no longer be valued using its acquisition cost.
     “Consolidated Market Value” means, as of any date, an amount equal to the sum of:
     (a) the Consolidated Capitalization Value as of such date, plus
     (b) the value of Unrestricted Cash and Cash Equivalents, plus
     (c) the value of Assets Under Development (provided that the amount included in Consolidated Market Value pursuant to this clause (c) shall not exceed 10% of the Consolidated Market Value), plus
     (d) 100% of the then-current value under GAAP of all First Mortgage Receivables (provided that the amount included in Consolidated Market Value pursuant to this clause (d) shall not exceed 5% of the Consolidated Market Value), plus
     (e) 100% of the then-current book value, as determined in accordance with GAAP, of Developable Land (provided that the amount included in Consolidated Market Value pursuant to this clause (e) shall not exceed 5% of the Consolidated Market Value), plus
     (f) cash from like-kind exchanges on deposit with a qualified intermediary (provided that the amount included in Consolidated Market Value pursuant to this clause (f) shall not exceed 10% of the Consolidated Market Value), plus
     (g) the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP (provided that the amount included in Consolidated Market Value for Mezzanine Debt Investments pursuant to this clause (g) shall not exceed 5% of the Consolidated Market Value), plus
     (h) the value of Non-Stabilized Projects, as determined individually for each Non-Stabilized Project, at the then-current book value (after taking into account any impairments), as determined in accordance with GAAP, (a) for each Non-Stabilized Project owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share, for each Non-Stabilized Project owned by an Investment Affiliate (provided that the amount included in Consolidated Market Value pursuant to this clause (h) shall not exceed 5% of the Consolidated Market Value).
     “Consolidated Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Consolidated Outstanding Indebtedness which is secured by any Lien on the Property of Borrower or its Subsidiaries, without regard to recourse, plus (b) the excess, if any, over $25,000,000, of the sum of (x) the aggregate principal amount of all Unsecured Indebtedness for borrowed money (including Guarantee Obligations for borrowed money) of the Subsidiaries of the Borrower, determined on a consolidated basis in accordance with GAAP, excluding any Indebtedness of a Subsidiary that is a Qualified Borrower or a Subsidiary Guarantor and (y) a percentage of the aggregate principal amount of all Indebtedness of each Investment Affiliate that is secured by any Lien on the Property of that Investment Affiliate equal to the greater of (i) the percentage of such Indebtedness for which any member of the Consolidated Group is liable and (ii) the Consolidated Group Pro Rata Share of such Investment Affiliate.
     “Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute as to the amount of indemnification claimed by the Administrative Agent under Section 10.8 hereof, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting at the request of a Lender in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
     “Equity Value” means, with respect to a Subsidiary owned and in operation for a period of four (4) or more consecutive full fiscal quarters, by the Borrower or one of its other Subsidiaries, an amount equal to (A) the sum of net income (or loss) for the most recent four (4) consecutive fiscal quarters without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, and gains or losses on investments in marketable securities for such period, plus the amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Subsidiary, divided by (B) the Capitalization Rate, and then minus (C) Indebtedness of the Subsidiary as of the date of determination. For any Subsidiary not owned and in operation for four (4) fiscal quarters, until it or its Properties have been owned and operated by the Borrower or one of its other Subsidiaries for four (4) or more consecutive full fiscal quarters, “Equity Value” shall mean the Borrower’s estimated annual Net Operating Income for the Projects owned by such Subsidiary based on leases in existence at the date such Subsidiary is formed or purchased divided by the Capitalization Rate, and then minus the Indebtedness of such Subsidiary as of the date of determination.
     “Financeable Ground Lease” means a ground lease that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide protections for a potential leasehold mortgagee (“Mortgagee”) including (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from October 20, 2010, (ii) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (iii) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason, (iv) non-merger of the fee and leasehold estates, (v) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (vi) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage. The Financeable Ground Leases as of October 20, 2010 are listed on Schedule 7 attached hereto and made a part hereof.
     “Funds From Operations” means, for any period, the sum of (i) Consolidated Net Income for such period, excluding (A) gains (losses) on sales of property, (B) extraordinary or non-recurring expenses, income, losses or gains (including, for the avoidance of doubt, gains or losses on debt retirements), and (C) non-cash income and non-cash charges (including, without limitation, depreciation and amortization, and equity gains (losses) from each Investment Affiliate included therein, but excluding any amortization of deferred finance costs), plus (ii) the applicable Consolidated Group Pro Rata Share of funds from operations of each Investment Affiliate that is due to the Consolidated Group for such period, all determined on a consistent basis. With regard to the foregoing sentence, for each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, each of clauses (A), (B) and (C) shall exclude the prorata share of such item attributable to minority interest holders which do not hold operating partnership units convertible to stock in the Borrower.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1, subject to Section 2.26.
     “Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions. As used herein “Property Management Fees”, means, with respect to each Project for any period, an assumed amount equal to three percent (3%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Project.

     “Obligations” means the Borrowings and all accrued and unpaid interest, fees and all other obligations of Borrower and the Assignors to the Administrative Agent or the Lenders, or any of them, arising under this Agreement or any of the other Loan Documents.
     “Qualified Borrower” means DDR PR Ventures LLC, S.E. and any other Wholly-Owned Subsidiary of DDR which has complied with the requirements set forth in Section 2.1 for being a Borrower hereunder, the Indebtedness of which, in all cases, shall be guaranteed by DDR and each Subsidiary Guarantor.
     “Subsidiary Guaranty” means a guarantee of all Obligations delivered by a Subsidiary if necessary pursuant to the definition of Unencumbered Assets or Consolidated Secured Indebtedness.
     “Unencumbered Asset” means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development located in the United States, Canada, Puerto Rico or an Acceptable Jurisdiction 100% of which is owned in fee simple, in a condominium structure or ground leased by the Borrower, a Wholly-Owned Subsidiary, or a Qualified Jointly-Owned Subsidiary which is a member of the Consolidated Group (provided that a Project which is ground leased shall be included as an Unencumbered Asset only if such ground lease is a Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than (i) Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) and (ii) restrictions on transferability in the case of a Qualified Jointly-Owned Subsidiary.
     (a) No Project or Asset Under Development will be an Unencumbered Asset if Borrower, the owner of such Project or Asset Under Development (an “Unencumbered Asset Ownership Entity”) or any Subsidiary that is in the direct chain of ownership between any Borrower and the Unencumbered Asset Ownership Entity (a “Relevant Subsidiary”) is subject to any agreement (including (i) any agreement governing Indebtedness and (ii) if applicable, the organizational documents of Borrower, any Relevant Subsidiary or Unencumbered Asset Ownership Entity) that prohibits or limits the ability of the Borrower, the Unencumbered Asset Ownership Entity or any Relevant Subsidiary to create, incur, assume or suffer to exist any Lien upon that Project or Asset Under Development or upon the Capital Stock of the Unencumbered Asset Ownership Entity, or any Relevant Subsidiary, including, without limitation, any negative pledge or similar covenant or restriction.
     (b) No Project or Asset Under Development will be an Unencumbered Asset if the Unencumbered Asset Ownership Entity or any Relevant Subsidiary is subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) that entitles any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on any assets or Capital Stock of the Unencumbered Asset Ownership Entity or any Relevant Subsidiary or would entitle any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), except, in each case, for (x) Liens upon the assets of a Multi-Property Entity, provided such assets are not Unencumbered Assets, and (y) Liens on the Capital Stock of Subsidiaries of a Multi-Property Entity that do not directly or indirectly own Unencumbered Assets.
     (c) No Project or Asset Under Development will be an Unencumbered Asset unless the Unencumbered Asset Ownership Entity and each Relevant Subsidiary (to the extent such entity is not a Subsidiary Guarantor) does not have any Indebtedness for borrowed money or any Guarantee Obligations, other than (A) Guarantee Obligations or Indebtedness for which recovery is limited to a Project or Asset Under Development that is not an Unencumbered Asset or the Capital Stock of an entity that owns a Project or Asset Under Development that is not an Unencumbered Asset, or (B) Guarantee Obligations for nonrecourse carveouts, completion guarantees or environmental guarantees provided that the obligations described in this clause (B) shall be permitted only if the Unencumbered Asset Ownership Entity or the Relevant Subsidiary that has the Guarantee Obligation is a Qualified Borrower or has executed a Subsidiary Guaranty.
     “Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (i) 100% of its then-current book value, as determined under GAAP, for any such items owned by a member of the Consolidated Group or (ii) the applicable Consolidated Group Pro Rata Share of its then-current book value, as determined under GAAP, for any such items owned by an Investment Affiliate. For purposes hereof, cash reserves set aside by the Borrower under Section 7.6 shall be treated as restricted.
     “Unsecured Credit Agreement” means that certain Eighth Amended and Restated Credit Agreement dated as of October 20, 2010, between JPMorgan Chase Bank, N.A., individually and as administrative agent, the other lenders from time to time parties thereto and Borrower, as the same may be modified, increased, amended or restated from time to time.
     “Value of Subject Properties” means, as of any date, the sum of the amount determined by dividing the Secured Facility Net Operating Income for each Project which is a Subject Property (excluding the Secured Facility Net Operating Income for any Acquisition Asset which is a Subject Property) as of such date for a calculation period which shall be the immediately preceding four (4) full fiscal quarters by the Capitalization Rate. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project. In the event that (a) the Borrower or a Subsidiary of the Borrower shall not have owned a Subject Property for the entire previous four (4) fiscal quarters or (b) a Subject Property consists of an Asset Under Development that became an Operating Property during the previous four (4) fiscal quarters, then for the purposes of determining the Value of Subject Properties with respect to such Subject Property, the Secured Facility Net Operating Income for such Subject Property for the period that Borrower or such Subsidiary of Borrower has owned such Subject Property with respect to (a) above, or the period during which such Subject Property consisted of an Operating Property with respect to (b) above, shall be annualized in a manner reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing and with respect to any Acquisition Asset which is a Subject Property, each such Acquisition Asset shall be valued at the lower of its acquisition cost or market value, as determined in accordance with GAAP.
     “Value of Unencumbered Assets” means, as of any date, the sum of:
     (A) the amount determined by dividing the Net Operating Income for each Stabilized Project which is an Unencumbered Asset (excluding the Net Operating Income for any Acquisition Asset which is an Unencumbered Asset) as of such date for a calculation period which shall be the immediately preceding four (4) full fiscal quarters by the Capitalization Rate (provided that not more than fifteen percent (15%) of the Value of Unencumbered Assets with respect to Stabilized Projects shall be attributable to the value of those portions of Unencumbered Assets which are ground leased by Borrower or one of its Subsidiaries, as lessee, with a remaining term of less than 40 years including options, and provided further, that not more than fifteen percent (15%) of the Value of Unencumbered Assets shall be attributable to Unencumbered Assets not located in the United States or Puerto Rico), plus
     (B) cash of the Consolidated Group from like-kind exchanges on deposit with a qualified intermediary, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (B) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus
     (C) the amount by which the value of Unrestricted Cash and Cash Equivalents of the Consolidated Group exceeds $25,000,000, plus
     (D) the value of Assets Under Development which are Unencumbered Assets, provided that the aggregate amount added to Value of Unencumbered Assets under this clause (D) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus
     (E) the then-current value under GAAP of all First Mortgage Receivables (excluding the portion of any First Mortgage Receivable for which the ratio of the principal balance of the loan to the value of the Project securing repayment of such First Mortgage Receivable exceeds seventy-five percent (75%); provided, however, that such ratio shall be determined (i) by Borrower in good faith and (ii) at the time such First Mortgage Receivable is created) provided that the aggregate amount added to Value of Unencumbered Assets under this clause (E) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus
     (F) the then-current book value, as determined in accordance with GAAP, of Developable Land which is an Unencumbered Asset, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (F) shall not exceed (1) five percent (5%) of the total Value of Unencumbered Assets from October 20, 2010 through the quarter ending June 30, 2012 and (2) three percent (3.0%) of the total Value of Unencumbered Assets for the quarters ending September 30, 2012 and thereafter, plus
     (G) the amount determined by taking seventy five percent (75%) of the amount of Management Fees received by the Borrower or a Wholly-Owned Subsidiary for a calculation period of the immediately preceding four (4) full fiscal quarters and dividing such amount by 15%, plus
     (H) the value of each Acquisition Asset that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Capitalization Value, plus
     (I) the value of each Non-Stabilized Project that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Market Value, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (I) shall not exceed five percent (5%) of the total Value of Unencumbered Assets.
     At no time shall the aggregate amount added to Value of Unencumbered Assets under clauses (B), (D), (E), (F) and (G) exceed twenty percent (20%) of the total Value of Unencumbered Assets. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.
     For the avoidance of doubt, no Value of Unencumbered Assets shall be attributable to Subsidiaries of the Borrower which are not members of the Consolidated Group.
     3. The following new definitions are hereby added to Section 1.1 of the Loan Agreement in alphabetical order:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, if such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Capitalization Rate” means 8.00%.
     “Change of Control” means the occurrence of any of the following:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40%) of the total voting power of the then issued and outstanding voting Capital Stock of the Borrower;
     (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires, directly or indirectly, by contract or otherwise, the power to exercise control over the Capital Stock of the Borrower representing more than forty percent (40%) of the total voting power represented by the issued and outstanding Capital Stock of the Borrower; or
     (c) during any period of twelve (12) consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.
     “Credit Party” means the Administrative Agent or any Lender.
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia or (b) that is a Foreign Subsidiary Holdco.
     “Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such Capital Stock.
     “Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
     “Non-Stabilized Project” means, as of any date of determination, all Projects owned by the Consolidated Group and the Investment Affiliates that have a negative Net Operating Income for the most recently ended period of twelve (12) months, but excluding Acquisition Assets and

Assets under Development. A Project may continue to be treated as a Non-Stabilized Project for up to twenty-four (24) months from October 20, 2010 or such later date on which such Project becomes a Non-Stabilized Project; thereafter such Project will be valued at zero until such Project generates positive Net Operating Income. Notwithstanding anything herein to the contrary, DDR’s corporate headquarters complex currently located in Beachwood, Ohio shall constitute a Non-Stabilized Project at all times.
     “Restricted Cash Collateral” is defined in Section 6.18(i).
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower, or any transaction that has a substantially similar effect.
     “Stabilized Project” means a Project which is not (i) an Acquisition Asset, (ii) an Asset Under Development or (iii) a Non-Stabilized Project.
     “Unencumbered NOI” means Net Operating Income for all Projects that have Net Operating Income greater than zero and that are Unencumbered Assets, provided that in calculating Net Operating Income for any Project that has been owned by the Borrower, a Wholly-Owned Subsidiary or a Qualified Jointly-Owned Subsidiary for less than the period of twelve (12) consecutive months most recently ended, Net Operating Income of such Project shall nevertheless be calculated using the results for the period of twelve (12) consecutive months most recently ended as if it had been owned by the Borrower, a Wholly-Owned Subsidiary or a Qualified Jointly-Owned Subsidiary for such period. For the avoidance of doubt, no Unencumbered NOI shall be attributable to Subsidiaries of the Borrower which are not members of the Consolidated Group.
     4. Section 2.1 of the Loan Agreement is hereby amended by deleting the last two (2) paragraphs at the end of the Section (the paragraphs commencing with the words “The Aggregate Commitment may be increased” and “Additionally, each such Commitment increase”) in their entirety, and by inserting in lieu thereof, the following new paragraph:
     To the extent that any Lender may not legally lend to, establish credit for the account of and/or do any business whatsoever with a designated Qualified Borrower that is a Foreign Subsidiary, directly or through an Affiliate of such Lender, such Lender shall so notify the Borrower and the Administrative Agent in writing. With respect to each such affected Lender, the Borrower shall, effective on or before the date that such Qualified Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such affected Lender that the Commitment of such Lender shall be assigned to another Lender pursuant to Section 12.3 or terminated; provided that such affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or the relevant Qualified Borrower (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Qualified Borrower” hereunder.
     5. Section 2.19 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 2.19:
     2.19 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its Fixed Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution or (c) becomes a Defaulting Lender; provided that (i) such replacement eliminates the circumstances giving rise to such replacement right and does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement bank or institution shall purchase, at par all Loans and, to the extent due and owing at such time pursuant to the terms hereof, the Borrower shall repay any other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any Fixed Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein unless paid by the replacement Lender), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     6. Article II of the Loan Agreement is hereby amended by inserting the following new Section 2.26 at the end of the Article:
     2.26 Convertible Debt Accounting Guidance; Changes in GAAP. Notwithstanding any provision contained in the Agreement to the contrary, solely for purposes of calculating any financial covenant required hereunder, such calculation shall ignore the application of the Convertible Debt Accounting Guidance, if and to the extent otherwise applicable to Borrower’s financial statements. If at any time any material change in GAAP would materially affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (which shall not be unreasonably withheld)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders an explanation of the impact of such change in reasonable detail satisfactory to the Administrative Agent.
     7. Section 3.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 3.1:
     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, including without limitation, the adoption after October 20, 2010, of any rule, regulation, policy or directive promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act:
          (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Loans, or
          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Borrowings), or
          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Fixed Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Fixed Rate Loans held or interest received by it, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Fixed Rate Loans or Commitment or to reduce the return receivable by such Lender or applicable Lending Installation, as the case may be, in connection with such Fixed Rate Loans, Commitment or participations therein, then, within ten (10) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount receivable. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 3.1, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     8. Section 3.2 of the Loan Agreement is hereby amended by deleting the last sentence and by inserting in lieu thereof the following new sentence: “Risk Based Capital Guidelines” means (i) the risk based capital guidelines in effect in the United States on October 20, 2010, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the 2004 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurement and Capital Standards — A Revised Framework,” including transition rules, and any amendments to such regulations adopted prior to October 20, 2010.
     9. Section 3.4 of the Loan Agreement is hereby amended by adding the following language immediately after the words “is not made” appearing in the third line thereof: “, or is not continued, converted or prepaid, in the case of any LIBOR Borrowing,”.
     10. Section 5.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 5.6:
     5.6 Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower, any of its Subsidiaries, the Collateral or the Subject Properties which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after October 20, 2010 on or about the date such material contingent obligations are incurred.
     11. Schedule 3 of the Loan Agreement is hereby deleted in its entirety and replaced with Schedule 3 attached hereto.
     12. The introductory paragraph in Article VI of the Loan Agreement is hereby amended by inserting “and until payment in full of the Obligations and termination of the Commitments,” after “During the term of this Agreement” in such paragraph.
     13. Section 6.1 of the Loan Agreement is hereby amended by adding the following language at the end of clause (iii): “and an asset schedule listing all consolidated assets and their net operating income with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets.”
     14. Section 6.1 of the Loan Agreement is hereby further amended by inserting the following new paragraphs at the end of the Section:
     Documents required to be delivered pursuant to Sections 6.1(i), (ii), (iii), (vii) or (viii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Article XIII; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     15. Section 6.11 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 6.11:
     6.11 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) the Borrower may make Restricted Payments if there is no then existing Default or Unmatured Default (after notice thereof to Borrower), no Default or Unmatured Default would occur after giving effect to such Restricted Payment and Restricted Payments paid on account of any period of four (4) consecutive fiscal quarters, in the aggregate, would not exceed 95% of Funds From Operations for such period of four (4) consecutive fiscal quarters. Notwithstanding the foregoing, the Borrower or any

Subsidiary shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust.
     16. Section 6.14 of the Loan Agreement is hereby amended by (1) adding the following language at the end of clause (ii): “, and Investments in new Subsidiaries with the prior written consent of the Required Lenders, which shall not be unreasonably withheld so long as no Default or Unmatured Default has occurred and is continuing”, (2) re-letter clauses (iv) and (v) thereof as clauses (v) and (vi), respectively, and (3) by inserting new clause (iv) as follows:
     “(iv) Investments consisting of intercompany loans and advances made by a Subsidiary to DDR, provided, however, that any such intercompany loans and advances shall be subject to written documentation reasonably satisfactory to Administrative Agent (including, without limitation, a subordination agreement in form and substance reasonably satisfactory to Administrative Agent which subordinates such intercompany loans and advances to the Obligations);”
     17. Section 6.18 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 6.18:
     6.18 Indebtedness, Cash Flow and Collateral Covenants. The Borrower on a consolidated basis with its Subsidiaries shall not permit, as of the last day of any fiscal quarter:
          (i) the sum of (x) Consolidated Outstanding Indebtedness minus (y) the amount of restricted cash and Cash Equivalents held as collateral or in escrow in a bank account by a lender, creditor, or counterparty (“Restricted Cash Collateral”) with respect to any Consolidated Outstanding Indebtedness to exceed sixty percent (60%) of Consolidated Market Value;
          (ii) the sum of (x) Consolidated Secured Indebtedness minus (y) Restricted Cash Collateral with respect to Consolidated Secured Indebtedness to exceed thirty-five percent (35%) of Consolidated Market Value;
          (iii) the Value of Unencumbered Assets to be less than 1.67 times the sum of (x) Consolidated Unsecured Indebtedness minus (y) Restricted Cash Collateral with respect to Consolidated Unsecured Indebtedness;
          (iv) Consolidated Cash Flow to be less than 1.5 times Fixed Charges, based on the most recent four (4) fiscal quarters;
          (v) Investments in Investment Affiliates (valued on a GAAP basis) to exceed thirty percent (30%) of Consolidated Market Value;
          (vi) the Consolidated Group’s aggregate Investment in Developable Land, Passive Non-Real Estate Investments, First Mortgage Receivables, Assets Under Development, and Properties not located in the United States or Puerto Rico, to exceed thirty percent (30%) of Consolidated Market Value; for purposes hereof, Developable

Land, Passive Non-Real Estate Investments and First Mortgage Receivables will be valued at the lower of acquisition cost or market value;
          (vii) the ratio of Unencumbered NOI for the period of four (4) fiscal quarters then ended to Consolidated Unsecured Indebtedness to be less than (A) 10% for the period from October 20, 2010 through the fiscal quarter ending December 31, 2010, (B) 11% for the fiscal quarters ending on March 31, 2011 through June 30, 2012, and (C) 11.5% for the fiscal quarters ending September 30, 2012 and thereafter;
          (viii) the aggregate principal amount of Recourse Indebtedness that is secured by a Lien on partnership or other equity interests or by any other Lien which is not a mortgage Lien on real property shall not exceed $800,000,000 (which amount shall include the outstanding Indebtedness under the Loan Documents);
          (ix) the aggregate Secured Facility Net Operating Income of the Subject Properties for the prior twelve (12) months to be less than 1.35 times the Implied Debt Service of the Borrower and the Subject Property Owners for such period;
          (x) the Value of Subject Properties consisting of Pledged Distribution Properties and Pledged Equity Properties to be less than seventy percent (70%) of the aggregate Value of Subject Properties for all Subject Properties;
          (xi) the sum of (a) outstanding principal balance of the Loans (less the amount of cash on deposit in the Cash Collateral Account, if any) plus (b) the sum of the Subject Property Indebtedness, to be more than seventy percent (70%) of the then Value of Subject Properties;
          (xii) [Intentionally Omitted]; and
          (xiii) the Subject Property Owners to incur any Indebtedness other than (x) secured Indebtedness of the Subject Property Owners in favor of Borrower provided, however, that as a condition to entering into such secured Indebtedness, Borrower shall have delivered to Administrative Agent (a) an allonge to the notes evidencing any such secured Indebtedness, in form and substance reasonably satisfactory to Administrative Agent, and (b) an assignment of mortgage and loan documents in form and substance reasonably satisfactory to Administrative Agent, assigning all of the Borrower’s right, title and interest in and to any documents evidencing or securing such secured Indebtedness (the “Collaterally Assigned Intercompany Liens”), and (y) the Subject Property Indebtedness, the foregoing, being subject however, to the covenants and restrictions set forth in Sections 6.18 (ix), (x) and (xi).
     18. Article VII of the Loan Agreement is hereby amended by inserting the following new Sections 7.17 and 7.18 at the end of such Article:
     7.17 The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement or any other

Loan Document, or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
     7.18 A Change of Control shall occur.
     19. Section 9.7 of the Loan Agreement is hereby amended by inserting the following new paragraph at the end of such Section:
     To the extent permitted by applicable law, the Borrower and its Affiliates shall not assert and hereby waive any claim against each Lender and its respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort, or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document, the transactions contemplated hereby or thereby, any Loan or the use of proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     20. Section 9.9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 9.9:
     9.9 Accounting. Except as provided to the contrary herein, including Section 2.26, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     21. Section 12.2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 12.2.1:
     12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell, without the consent of the Borrower or the Administrative Agent, to one or more banks, financial institutions, pension funds, or any other funds or entities other than the Borrower or its Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     22. Section 12.3.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new Section 12.3.1:

     12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s Affiliates or to another Lender or an Approved Fund, or with the prior approval of the Borrower, which shall not be unreasonably withheld or delayed (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), any other entity (“Purchasers”) all or any portion of its rights and obligations under the Loan Documents, provided that (a) no assignee shall be entitled to receive any greater amount pursuant to Section 3.5 arising from events prior to the date of the assignment than the amount to which such assignor would have been entitled to receive had no assignment occurred, and such assignee is able to deliver the Form W-8BEN or W-8ECI referenced in Section 3.5(iv) hereof, (b) no assignments may be made to the Borrower or its Affiliates and (c) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective except in the case of an assignment to an Affiliated Qualified Institution. Such consents shall not be unreasonably withheld or delayed. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that any foreclosure or similar action by such pledgee or assignee shall be subject to the provisions of this Section 12.3.1 concerning assignments; and provided, further that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     23. Section 12.6 of the Loan Agreement is hereby amended by adding the word “, agents” immediately after the word “attorneys” in clause (5) thereof.
     24. The Loan Agreement is hereby amended by adding Schedule 7 attached to this Amendment as new Schedule 7 to the Loan Agreement.
     25. Borrower, Administrative Agent and the Lenders hereby acknowledge and agree that the Compliance Certificate (and the calculations of the financial covenants set forth in such Compliance Certificate) of Borrower and its Subsidiaries required to be delivered to the Administrative Agent and the Lenders at the closing of this Amendment referred to in Section 29 hereof (the “Proforma Compliance Certificate”) and for the fiscal quarter ended September 30, 2010, shall be based on the terms and provisions of the Loan Agreement, as modified and amended by this Amendment (and after giving effect to the $200,000,000 prepayment of the Loans by Borrower being made in connection with this Amendment), notwithstanding the fact that the effective date of such modified financial covenants and such $200,000,000 prepayment of the Loans occurs after the date of such reporting period.
     26. Borrower hereby represents and warrants that:
          (a) no Default or Unmatured Default exists;
          (b) the Loan Documents are in full force and effect and Borrower has no defenses or offsets to, or claims or counterclaims relating to, its obligations under the Loan Documents;
          (c) there has been no material adverse change in the financial condition of Borrower and its Subsidiaries from that shown in its June 30, 2010 financial statements;
          (d) Borrower has full corporate power and authority to execute, and has duly authorized the execution of, this Amendment and no consents are required for such execution other than any consents which have already been obtained; and
          (e) all representations and warranties contained in Article V of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language is true and correct in all respects as of the date hereof and any such representations or warranties that relate to an earlier specified date are true and correct on and as of such date.
     27. Except as specifically modified hereby, the Loan Agreement is and remains unmodified and in full force and effect and the obligations of Borrower, Lenders and Administrative Agent under the Loan Agreement are hereby ratified and confirmed. All references in the Loan Documents to the “Loan Agreement” henceforth shall be deemed to refer to the Loan Agreement as amended by this Amendment.
     28. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be construed and enforced in accordance with the laws of the State of Ohio (excluding the laws applicable to conflicts or choice of law). This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Loan Agreement.
     29. This Amendment shall become effective when (i) this Amendment has been executed by Borrower, Administrative Agent and the Required Lenders, (ii) the Administrative Agent has confirmed receipt of an optional $200,000,000 prepayment of the Loans by Borrower, and (iii) the Administrative Agent has received and approved the Proforma Compliance Certificate for the period ended June 30, 2010 (but subject to the provisions of Section 25 hereof and subject to other customary and reasonable adjustments to reflect transactions that occurred between June 30, 2010 and the date of this Amendment).

[Signatures Commence on Following Page]

     IN WITNESS WHEREOF, the Borrower, the Required Lenders and the Administrative Agent have executed this Amendment as of the date first above written.

BORROWER: DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Francine Glandt
	Print Name:	Francine Glandt
Title: Senior Vice President of Capital Markets

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-6453
Facsimile: 216/755-3453
Attention: Chief Financial Officer
with a copy to:
3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5650
Facsimile: 216/755-1560
Attention: General Counsel
[Signatures Continued on Following Page]
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

DDR PR VENTURES, LLC, S.E.
By:	/s/ Francine Glandt
	Print Name:	Francine Glandt
Title: Senior Vice President of Capital Markets & Treasury

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-6453
Facsimile: 216/755-3453
Attention: Chief Financial Officer
with a copy to:
3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5650
Facsimile: 216/755-1560
Attention: General Counsel
[Signatures Continued on Following Page]
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

LENDERS: KEYBANK NATIONAL ASSOCIATION, Individually and as Administrative Agent
By:	/s/ Jason R. Weaver
	Print Name:	Jason R. Weaver
Title: Senior Vice President

127 Public Square
8th Floor
Cleveland, OH 44114
Phone: 216-689-7984
Facsimile: 216-689-5819
Attention: Jason Weaver
With a copy to:
127 Public Square
8th Floor
Cleveland, OH 44114
Phone: 216-689-4545
Facsimile: 216-689-4997
Attention: Dan Heberle
[Signatures Continued on Following Page]
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

BANK OF AMERICA, N.A., Individually and as Syndication Agent
By:	/s/ Michael W. Edwards
	Print Name:	Michael W. Edwards
Title: Senior Vice President

231 South LaSalle Street
Chicago, IL 60604
Phone: 312/828-5215
Facsimile: 312/974-4970
Attention: Ms. Cheryl Sneor
[Signatures Continued on Following Page]
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

ING REAL ESTATE FINANCE (USA) LLC, Individually and as Documentation Agent
By:	/s/ Michael E. Shields
	Print Name:	Michael E. Shields
Title: Managing Director

and by:
By:	/s/ Alexander Joerg
	Print Name:	Alexander Joerg
Title: Director

ING Real Estate Finance (USA) LLC
1325 Avenue of Americas
New York, New York 10019
Phone: (646) 424-8517
Facsimile: (646) 424-8913
Attention: Mr. Alexander Joerg
[Signatures Continued on Following Page]
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

SCOTIABANC INC., Individually and as Documentation Agent
By:	/s/ J.F. Todd
	Print Name:	J. F. Todd
Title: Managing Director

Scotiabanc Inc.
711 Louisiana Street, Suite 1400
Houston, TX 77002
Phone: 832-426-6001
Facsimile: 832-426-6000
Attention: Jocelyn Todd, Managing Director
With a copy to:
The Bank of Nova Scotia
One Liberty Plaza, 25th Floor
New York, NY 10006
Phone: 212-225-5255
Facsimile: 212-225-5166
Attention: Mr. George Sherman
[Signatures Continued on Following Page]
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

RBS CITIZENS, N.A. D/B/A CHARTER ONE
By:	/s/ Erin L. Mahon
	Name:	Erin L. Mahon
	Title:	Vice-President

1215 Superior Avenue, OHS675
Cleveland, Ohio 44114
Telephone: 216-277-0051
Facsimile: 216-277-4600
Attention: Erin L. Mahon
[Signatures Continued on Following Page]
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

EUROHYPO AG, NEW YORK BRANCH, Individually and as Documentation Agent
By:	/s/ Allison Werry
	Print Name:	Allison Werry
	Title:	Executive Director

and by:
By:	/s/ Stephen Cox
	Print Name:	Stephen Cox
	Title:	Executive Director
Head of Portfolio Operations
Eurohypo AG, New York Branch
1114 Avenue of the Americas
2nd Floor
New York, NY 10036
Phone: (212) 479-5700
Fax: (866) 267-7680

With a copy to:

Head of Legal Department
Eurohypo AG, New York Branch
1114 Avenue of the Americas
2nd Floor
New York, NY 10036
Phone: (212) 479-5700
Fax: (866) 267-7680
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

SUNTRUST BANK
By:	/s/ Nancy B. Richards
	Name:	Nancy B. Richards
	Title:	Senior Vice President

8330 Boone Blvd., 8th Floor
Vienna, Virginia 22182
Telephone: 703-442-1557
Facsimile: 703-442-1570
Attention: Nancy B. Richards
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York)
By:	/s/ Kenneth McDonnell
	Print Name:	Kenneth McDonnell
Title: Managing Director

One Wall Street
21st Floor
New York, New York 10286
Telephone: (212) 635-1066
Facsimile: (212) 809-9520
Attention: Kenneth McDonnell
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

REGIONS BANK
By:	/s/ Rob MacGregor
	Name:	Rob MacGregor
	Title:	Senior Vice President

1900 5th Avenue North, 15th Floor
Birmingham, Alabama 35203
Telephone: (704) 442-4723
Facsimile: (205) 261-4195
Attention: Julie Ann Martin
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ William G. Karl
	Name:	William G. Karl
	Title:	General Manager
277 Park Avenue
New York, NY 10172
Phone: 212-224-4178
Facsimile: 212-224-4887
Attention: Mr. Charles J. Sullivan
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

UBS AG, Stamford Branch
By:	/s/ Mary E. Evans
	Print Name:	Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
	Print Name:	Irja R. Otsa
Title: Associate Director
677 Washington Blvd.
Stamford, Connecticut 06901
Telephone: 203-719-3571
Facsimile: 203-719-3888
Attention: Ray Ciraco
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

WELLS FARGO BANK, N.A.
By:	/s/ Gregory W. Ward
	Name:	Gregory W. Ward
	Title:	Vice-President
200 Public Square, Suite 3200
Cleveland, OH 44114
Telephone: 216-344-6945
Facsimile: 216-344-6939
Attention: Gregory W. Ward
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, INC.
By:	/s/ J.T. Johnston Coe
	Print Name:	J.T. Johnston Coe
Title: Managing Director

By:	/s/ David Goodman
	Print Name:	David Goodman
Title: Director
200 Crescent Court #550
Dallas, Texas 75201
Phone: 214-740-7906
Facsimile: 214-740-7910
Attention: Justin Shull
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

FIFTH THIRD BANK
By:	/s/ Vincent Sack
	Print Name:	Vincent Sack
Title: Assistant Vice President
600 Superior Avenue, 2nd Floor MD A6512B
Cleveland, Ohio 44114
Phone: 216-274-5699
Facsimile: 216-274-5377
Attention: Vincent Sack
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

HUNTINGTON NATIONAL BANK
By:	/s/ Michael Kauffman
	Name:	Michael Kauffman
	Title:	Senior Vice President
917 Euclid Avenue CM17
Cleveland, Ohio 44115
Telephone: 216-515-6983
Facsimile: 216-515-6821
Attention: Michael Kauffman
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Curt M. Steiner
	Name:	Curt M. Steiner
	Title:	Senior Vice President
209 S. LaSalle St., Suite 210
Chicago, IL 60604
Telephone: 312-325-8756
Facsimile: 312-325-8852
Attention: Curt M. Steiner
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Ryan Vetsch
	Print Name:	Ryan Vetsch
Title: Vice President
1585 Broadway, 4th Floor
New York, New York 10036
Phone: 212-761-2889
Facsimile: 212-507-1665
Attention: Ryan Vetsch
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, Individually
By:	/s/ John E. Wilgus, II
	Print Name:	John E. Wilgus, II
Title: Senior Vice President
1900 E. Ninth Street
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
Phone: 216-222-6032
Facsimile: 216-222-6070
Attention: John Wilgus
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

BANCO POPULAR DE PUERTO RICO, NEW YORK BRANCH
By:	/s/ Hector J. Gonzalez
	Name:	Hector J. Gonzalez
	Title:	Vice-President
7 West 51st Street
New York, New York 10019
Telephone: 212-445-1988
Facsimile: 212-245-4677
Attention: Hector J. Gonzalez
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

CITICORP NORTH AMERICA, INC.
By:	/s/ John C. Rowland
	Print Name:	John C. Rowland
Title: Vice President
388 Greenwich Street, 23rd Floor
New York, New York 10013
Phone: 212-816-4947
Facsimile: 646-291-1630
Attention: John Rowland
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ James T. Taylor
	Print Name:	James T. Taylor
Title: Vice President
1251 Avenue of the Americas
New York, New York 10020
Phone: 212-782-4116
Facsimile: 212-782-6442
Attention: James T. Taylor
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

COMPASS BANK
By:	/s/ S. Kent Gorman
	Print Name:	S. Kent Gorman
Title: Senior Vice President
15 South 20th Street, Suite 1504
Birmingham, Alabama 35233
Phone: 205-297-3328
Facsimile: 205-297-3901
Attention: S. Kent Gorman, SVP
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

WOODLANDS COMMERCIAL BANK (F/K/A LEHMAN BROTHERS COMMERCIAL BANK)
By:	/s/ Brian Halbeisen
	Print Name:	Brian Halbeisen
Title: Senior Vice President

4001 South 700 East Suite 410
Salt Lake City, UT 84107
Phone: 646-285-9498
Attention: Brian Halbeisen
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

THE NORTHERN TRUST COMPANY
By:	/s/ Robert W. Wiarda
	Name:	Robert W. Wiarda
	Title:	Senior Vice President
50 S. LaSalle
Chicago, Illinois 60675
Telephone: 312-444-3380
Facsimile: 312-444-7028
Attention: Robert W. Wiarda
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FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

MANUFACTURERS AND TRADERS TRUST COMPANY
By:	/s/ David J. Ladori
	Name:	David J. Ladori
	Title:	Vice-President
c/o M&T Bank
National & Canadian Lending Group
One Fountain Plaza, 12th Floor
Buffalo, New York 14203
Telephone: 716-848-3785
Facsimile: 716-848-7318
Attention: David J. Ladori
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED SECURED TERM LOAN AGREEMENT

Schedule 3
Litigation and Guarantee Obligations
Coventry:
Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), is a party to various joint ventures with Coventry Real Estate Fund II, L.L.C. and Coventry Fund II Parallel Fund, L.L.C., which funds are advised and managed by, Coventry Real Estate Advisors L.L.C., (collectively, the “Coventry II Fund”) through which 11 existing or proposed retail properties, along with a portfolio of former Service Merchandise locations, were acquired at various times from 2003 through 2006. The properties were acquired by the joint ventures as value-add investments, with major renovation and/or ground-up development contemplated for many of the properties. The Company is generally responsible for day-to-day management of the retail properties. On November 4, 2009, Coventry Real Estate Advisors L.L.C., Coventry Real Estate Fund II, L.L.C. and Coventry Fund II Parallel Fund, L.L.C. (collectively, “Coventry”) filed suit against the Company and certain of its affiliates and officers in the Supreme Court of the State of New York, County of New York. The complaint alleges that the Company: (i) breached contractual obligations under a co-investment agreement and various joint venture limited liability company agreements, project development agreements and management and leasing agreements, (ii) breached its fiduciary duties as a member of various limited liability companies, (iii) fraudulently induced the plaintiffs to enter into certain agreements and (iv) made certain material misrepresentations. The complaint also requests that a general release made by Coventry in favor of the Company in connection with one of the joint venture properties should be voided on the grounds of economic duress. The complaint seeks compensatory and consequential damages in an amount not less than $500 million as well as punitive damages. In response, the Company filed a motion to dismiss the complaint or, in the alternative, to sever the plaintiffs’ claims. In June 2010, the court granted in part and denied in part the Company’s motion. Coventry has filed a notice of appeal regarding that portion of the motion granted by the court.
The Company believes that the allegations in the lawsuit are without merit and that it has strong defenses against this lawsuit. The Company will vigorously defend itself against the allegations contained in the complaint. This lawsuit is subject to the uncertainties inherent in the litigation process and, therefore, no assurance can be given as to its ultimate outcome. However, based on the information presently available to the Company, the Company does not expect that the ultimate resolution of this lawsuit will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
On November 18, 2009, the Company filed a complaint against Coventry in the Court of Common Pleas, Cuyahoga County, Ohio, seeking, among other things, a temporary restraining order enjoining Coventry from terminating “for cause” the management agreements between the Company and the various joint ventures because the Company believes that requisite conduct in a “for-cause” termination (i.e., fraud or willful misconduct committed by an executive of the Company at the level of at least senior vice president) did not occur. The court heard testimony in support of the Company’s motion (and Coventry’s opposition) and on December 4, 2009 issued a ruling in the Company’s favor. Specifically, the court issued a temporary restraining order enjoining Coventry from terminating the Company as property manager “for cause.” The court found that the Company was likely to succeed on the merits, that immediate and irreparable injury, loss or damage would result to the Company in the absence of such restraint, and that the balance of equities favored injunctive relief in the Company’s favor. A trial on the Company’s request for a permanent injunction is currently scheduled in January 2011. The temporary restraining order will remain in effect until the trial. Due to the inherent uncertainties of the litigation process, no assurance can be given as to the ultimate outcome of this action.
Long Beach:
The Company is also a party to litigation filed in November 2006 by a tenant in a Company property located in Long Beach, California. The tenant filed suit against the Company and certain affiliates, claiming the Company and its affiliates failed to provide adequate valet parking at the property pursuant to the terms of the lease with the tenant. After a six-week trial, the jury returned a verdict in October 2008, finding the Company liable for compensatory damages in the amount of approximately $7.8 million. In addition, the trial court awarded the tenant attorney’s fees and expenses in the amount of approximately $1.5 million. The Company filed motions for a new trial and for judgment notwithstanding the verdict, both of which were denied. The Company strongly disagrees with the verdict, as well as the denial of the post-trial motions. As a result, the Company appealed the verdict. In July 2010, the Court of Appeals entered an order affirming the jury verdict. The Company is currently reviewing its options with regard to any further opportunities to appeal the verdict.

Schedule 7
Groundleases

SITE	LOCATION
Guilford Commons	Guilford, CT
Morris Corners	Springfield, MO
Barboursville Center/Office Max	Barboursville, WV
Woodstock Place	Woodstock, GA
Burlington Plaza	Amherst, NY
Cook’s Corner	Brunswick, ME
1000 Van Ness	San Francisco, CA
Kmart Shopping Center	Brandon, FL
The Pike at Rainbow Harbor	Long Beach, CA
Home Depot Plaza	West Seneca, NY
McKinley Milestrip/Home Depot	Hamburg, NY
McKinley Milestrip/BJ’s	Hamburg, NY
Oleander Shopping Center	Wilmington, NC
Rite Aid (Peach Street)/Eckerd #6257	Erie, PA
Rite Aid/Eckerd #5786	Dunkirk, NY
Johnson City Marketplace	Johnson City, TN
The Shoppes at Elm Way Farms	Norwood, MA
River Oaks SC (MRV)	Valencia, CA
Grandville Marketplace	Grandville, MI
Shoppers World of Brookfield	Brookfield, WI
Riverdale Village-Inner (Lease One)	Coon Rapids, MN
Riverdale Village-Inner (Lease Two)	Coon Rapids, MN